GABBIT CORP.
                             Gymnasiumstrasse 19-21,
                              Vienna, Austria 1180
                              Tel. +43-720-816-770
                           Email: gabbitcorp@gmail.com


June 24, 2016

VIA EDGAR

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Attention: Mr. Ryan Adams

GABBIT CORP.
Registration Statement on
Form S-1 (File No. 333-210573)

Dear Mr. Ryan Adams:

Pursuant to our telephone conversation on June 24, 2016, the Company hereby respectfully requests the immediate withdrawal of its letter dated June 22, 2016, requesting acceleration of effectiveness of its Registration Statement on Form S-1, as amended (File No. 333-210573).

                             Regards,


                             By: /s/ Vladimir Karelin
                                ------------------------------------------------
                             Name:  Vladimir Karelin
                             Title: President, Director, Treasurer and Secretary
                                    (Principal Executive, Financial and
                                    Accounting Officer)